Exhibit 5.1

March 9, 2012

Xstelos Holdings, Inc.
630 Fifth Avenue, Suite 2260
New York, NY 10020

Ladies and Gentlemen:

We have acted as counsel to Xstelos Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (as may be amended from time to time, the “Registration Statement”), File No. 333-179148, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the distribution to stockholders of Footstar, Inc., the Company’s parent, of 24,231,737 shares (the “Shares”) of the Company’s common stock , $0.01 par value per share (the “Common Stock”), on a one-for-one pro rata basis as soon as practicable after the effectiveness of the Registration Statement.

 As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Certificate of Incorporation and By-laws of the Company, and (iii) certain resolutions adopted by the Board of Directors of the Company.  We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, and have made such examination of law, as we deem relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on original documents, the conformity with authentic originals of all documents submitted to us as certified or photostatic copies, and the correctness of all statements of fact contained in the documents examined. As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

 Based upon the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

March 9, 2012

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the Bar of the State of New York and this opinion is limited solely to the federal laws of the United States, the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

 We advise you that a member of this firm is a director of the Company and will become a stockholder of the Company upon the distribution referred to herein.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP